EXHIBIT 12.1


                      STATEMENT OF COMPUTATION OF RATIO OF
                            EARNINGS TO FIXED CHARGES


               The following table sets forth the ratio of earnings to fixed charges for the Issuer for each of the following periods.

               The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. Earnings consist of income from operations before income taxes plus fixed charges. Fixed charges consist of interest on all indebtedness plus amortization of debt issuance costs.




                                          Quarter Ended    Period from inception
                                          March 31, 1997   (February 28, 1996 to
                                                              December 31, 1996
                                        ------------------    ------------------
Earnings.............................     $8,794,387           $11,424,421

Fixed Charges........................      8,184,324            12,238,247

Ratio................................             1.0745                *

* For the period from inception (February 28, 1996) to December 31, 1996, earnings were inadequate to cover fixed charges by a deficiency of $813,826.

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